Exhibit T3A.12

Delaware

The first State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “MOOD US ACQUISITION1, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE TWENTY-FIRST DAY OF MARCH, A.D. 2011, AT 12:50 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “MOOD US ACQUISITION1, LLC”.

4956557 8100H	/s/ Jeffrey W. Bullock
121389959	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 0098187
DATE: 12-26-12

You may verify this certificate online at corp. delaware. gov/authver. shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:49 PM 03/21/2011
FILED 12:50 PM 03/21/2011
SRV 110320682 – 4956557 FILE

CERTIFICATE OF FORMATION

OF

MOOD US ACQUISITION1, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:                  The name of the limited liability company (hereinafter called the “limited liability company”) is Mood US Acquisition, LLC.

SECOND:             The address of the registered office and the name of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808.

Executed this 21st day of March, 2011.	/s/s Nicole Piazza
Nicole Piazza
Authorized Person